Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	GlaxoSmithKline

Lizanne Wentz	UK Media
Corporate Communications	Alice Hunt	(020) 8047 5502
(484) 595-1500	Claire Brough	(020) 8047 5502
US Media
Sam Brown Inc. (media)	Nancy Pekarek	(215) 751 7709
Mike Beyer	Mary Anne Rhyne	(919) 483 2839
(773) 463-4211	US Investor Relations
	Frank Murdolo	(215) 751 7002
	Tom Curry	(215) 751 5419

FDA ACCEPTS FOR REVIEW COMPLETE RESPONSE TO APPROVABLE

LETTER FOR ENTEREG® (ALVIMOPAN) FOR POI

- Adolor and GSK also Submitted Complete Response

to Request the Release of the Clinical Hold for INDs -

Exton and Philadelphia, PA – August 28, 2007 – Adolor Corporation (Nasdaq: ADLR) and GlaxoSmithKline (NYSE: GSK) announced today that the U. S. Food and Drug Administration (FDA) has accepted as complete, Adolor’s response to the November 2006 New Drug Application (NDA) approvable letter for Entereg® (alvimopan) for the management of postoperative ileus (POI). The FDA informed Adolor that the response is considered a complete class 2 response with a Prescription Drug User Fee Act (PDUFA) goal date of February 10, 2008.

“We are very pleased that the FDA has accepted for review the complete response for POI,” said Michael R. Dougherty, president and chief executive officer of Adolor Corporation. “We remain committed to our goal of bringing this novel treatment to patients and surgeons and look forward to working with the FDA throughout the review.”

Adolor and GSK have also submitted complete responses to the FDA requesting a release of the clinical holds for all alvimopan Investigational New Drug Applications (INDs). The complete responses were received by the Agency on August 13, 2007. A decision with regard to these requests is pending from the FDA. A release of the clinical holds by the FDA is required before the companies can re-initiate any clinical development activities.

“We are continuing to work with Adolor and the regulatory agencies on both the opioid induced bowel dysfunction (OBD) and POI programs,” said Yvonne Greenstreet, senior vice president of the medicines development centre at GSK. “GSK has conducted analyses to fully understand the findings from the OBD program and believe these support the initial step of submitting the request to release the clinical hold.”

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor also has a number of discovery and clinical research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

About GlaxoSmithKline

GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies and is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit GlaxoSmithKline on the World Wide Web at www.gsk.com.

Adolor Forward-Looking Statements

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the alvimopan Investigational New Drug Applications (INDs) remain on clinical hold indefinitely; the risk that Adolor may not receive regulatory approval of Entereg ® (alvimopan) for POI, OBD, or any other indication; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that a risk management plan could materially adversely affect the commercial prospects for Entereg, if regulatory approval is achieved; the risk that Adolor may not obtain FDA approval for Entereg in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the Entereg studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the Entereg studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any Entereg studies; the risk that regulatory approvals for the use of Entereg in OBD are not achieved; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including Entereg, are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of Entereg; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

GSK Cautionary statement regarding forward-looking statements

Under the safe harbour provisions of the U.S. Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the `Business Review’ in the company’s Annual Report on Form 20-F for 2006.

This press release is available on the website http://www.adolor.com.